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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):   June 5, 2001




                                    SLI, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


              OKLAHOMA                  0-25848                  73-1412000
              --------                  -------                  ----------
      (State of Incorporation)        (Commission               (IRS Employer
                                     File Number)            Identification No.)

500 CHAPMAN STREET, CANTON, MASSACHUSETTS                           02021
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(Address of Principal Executive Offices)                         (Zip Code)



Registrant's telephone number, including area code:  (781) 828-2948



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ITEM 5.  OTHER EVENTS

         The Board of Directors of SLI, Inc. (the "Company") at a meeting held on June 5, 2001 approved a plan to exit the lighting ballast business and focus on the more profitable lamp, fixture and miniature optoelectronic businesses. To that end, the Company will close its Power Lighting Products Division with plants in Juarez, Mexico and El Paso, Texas over the next few months. The Company attributes the action to current weak economic conditions along with the chronic competitive price and margin pressures in the increasingly commoditized ballast business. The Company will continue to honor orders for electronic, magnetic, compact fluorescent and HID ballasts until inventories are depleted. For the year ended December 31, 2000 and the quarter ended April 1, 2001, revenues for this division amounted to approximately $63.5 million and $11.1 million, respectively and operating losses of approximately $1.9 million and $4.4 million, respectively. Net assets, excluding intercompany transactions, at March 31, 2001 were approximately $57 million. The Company presently is assessing the manner in which it will dispose of the assets related to this operation, including the range of proceeds and losses that may result from the plan of disposition. Accordingly, the effect on the Company's financial position and results of operations, including the potential impact on the Company's debt covenant ratios, cannot be determined at this time.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    SLI, INC.



                                    By: /s/ Richard Parenti
                                        Richard Parenti
                                        Vice President and Chief Financial
                                        Officer

Date: June 8, 2001